Individual Retirement Custodial Account Agreement (Under Section 408(a) of the Internal Revenue Code)
WITNESSETH:
 WHEREAS, the individual establishing the custodial account described herein (the "Investor") desires to provide for his retirement and for the support of his beneficiaries upon his death; and
 WHEREAS, to accomplish this purpose, the Investor desires to establish an Individual Retirement Account as described in section 408(a) of the Internal Revenue Code of 1986, as amended, or any successor statute (hereinafter referred to as the "Code"); and
 WHEREAS, by executing the IRA application attached hereto, the Investor accepts and agrees to the terms and provisions of this Custodial Agreement, including the appointment of Investors Fiduciary Trust Company, or its successors, as Custodian of the custodial account established hereunder (the "Account");
 NOW, THEREFORE, the Investor and the Custodian hereby agree as follows:
ARTICLE I
1. The Custodian will accept contributions in cash from the Investor during a taxable year of the Investor subject to the limitations of paragraph 2. The amount of each contribution by or on behalf of the Investor shall be applied to the purchase of shares of one or more of the of the Vista Funds designated by the Investor (hereinafter the "Fund(s)"). All dividends and capital gains distributions received on securities held in the Account shall be reinvested in additional shares of the designated Fund(s) and credited to the Account.
 2. Except in the case of a rollover contribution as that term is described in Sections 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code, a
direct transfer of assets from another individual retirement account described under Section 408 of the Code, or as provided under Section 3, below, the Custodian will not accept contributions on behalf of the Investor in excess of $2,000 for any taxable year of the Investor.
 3. If the Investor is a participating employee in a Simplified Employee Pension ("SEP") as defined in section 408(k) of the Code, the Custodian will accept cash contributions from the Investor's employer, which, in any year, are not greater than the lesser of $30,000 or 15% of the Investor's total compensation from such employer for that year.
ARTICLE II
Assets held in the Account will be held beneficially for the Investor in the name of the Custodian or its nominee. The interest of an Investor in the balance held under the Account shall at all times be nonforfeitable. The Account is established for the exclusive benefit of the Investor and his or her beneficiaries.
ARTICLE III
No part of the funds held in the Account shall be invested in life insurance contracts or in collectibles, as defined in Section 408(m)(2) of the Code, nor may the assets of the Account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5) of the Code).
ARTICLE IV
1. (a) The entire interest of the Investor in the Account must be, or commence to be, distributed by the April 1st immediately following the close of the calendar year in which the Investor attains age 70-1/2 (the "Required Beginning Date"). The minimum required distribution must be calculated separately for each of the Investor's IRAs, but the amounts so determined may be totalled and distributed from any one or more of the Investor's IRAs. Not later than the March 1st immediately preceding the Required Beginning Date, the Investor may elect, in a form and at such time as may be acceptable to the Custodian, to have the balance in the Account distributed as follows (subject to the provisions of Section 3 of this Article IV):
     (i) a single sum payment;
     (ii) an annuity contract providing equal or substantially equal monthly, quarterly, semiannual or annual payments commencing not later than the Required Beginning Date and paid over the life of the Investor;
     (iii) an annuity contract providing equal or substantially equal monthly, quarterly, semiannual or annual payments commencing not later than the Required Beginning Date and paid over the joint and several lives of the Investor and his beneficiary;
     (iv) equal or substantially equal monthly, quarterly, semiannual or annual payments commencing not later than the Required Beginning Date and paid over a period certain not extending beyond the life expectancy of the Investor; or
     (v) equal or substantially equal monthly, quarterly, semiannual or annual payments commencing not later than the Required Beginning Date and paid over a period certain not extending beyond the joint and last survivor life expectancy of the Investor and his beneficiary.
  (b) (i) If the Investor's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the Required Beginning Date and each year thereafter) must be at least equal to the quotient obtained by dividing the Investor's benefit by the applicable life expectancy.
     (ii) For calendar years beginning before January 1, 1989, if the Investor's spouse is not the designated beneficiary, the method of distribution selected must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Investor.
     (iii) For calendar years beginning after December 31, 1988, the amount to be distributed each year, beginning with the first year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Investor's benefit by the lesser of (1) the applicable life expectancy or (2) if the Investor's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Distributions after the death of the Investor shall be calculated using the applicable life expectancy as the relevant divisor without regard to Proposed Regulations Section1.401(a)(9)-2.
     (iv) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Investor by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Investor and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated; instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.
     (v) If the Investor fails to elect any of the methods of distribution described above on or before the March 1st immediately following the close of his taxable year in which he or she attains the age 70-1/2, distribution to the Investor will commence by the following April 1st under the mode of distribution set forth under (a)(iv), above, (or under (a)(v), above, if the Investor has previously designated a beneficiary and such designation was not revoked prior to the Investor's death). Notwithstanding that distributions may or may not have commenced pursuant to options (a)(iv) or (a)(v), and regardless of whether such distributions are made pursuant to the election of the Investor or upon application of the provisions of this paragraph, the Investor may receive distribution of any additional portion of the balance in the Account at any time upon written notice to the Custodian.
 2. If the Investor dies before the entire interest in the Account is distributed, the following provisions shall apply:
  (a) If the Investor dies after the Required Beginning Date, the remaining portion of such interest will be distributed to the Investor's beneficiary or beneficiaries at least as rapidly as under the method of distribution being used prior to the Investor's death.
  (b) If the Investor dies before the Required Beginning Date, the remaining portion of the Investor's interest will be distributed in accordance with one of the following four provisions:
     (i) If the Investor's interest is payable to a beneficiary or beneficiaries designated by the Investor, then the remaining interest will be distributed in substantially equal installments over a period not exceeding the life expectancy or life expectancies of the beneficiary or beneficiaries designated by the Investor commencing no later than December 31st of the year following the year of the Investor's death. The beneficiary or beneficiaries may elect at any time to accelerate the receipt of such payments.
     (ii) The Investor's remaining interest will be paid to his beneficiary or beneficiaries at any time on or before December 31st of the year which includes the fifth anniversary of the Investor's death.
     (iii) If the designated beneficiary of the Investor is the Investor's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (1) December 31 of the calendar year immediately following the calendar year in which the Investor died and (2) December 31 of the calendar year in which the Investor would have attained age 70-1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Investor's death or the date distributions are required to begin pursuant to the preceding sentence. The surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments.
     (iv) If the designated beneficiary is the Investor's surviving spouse, the spouse may, by written notice to the Custodian, treat the Account as his or her own IRA. Such election must be made by the December 31st of the calendar year in which occurs the fifth anniversary of the Investor's death. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Account or makes a rollover to or from the Account.
  For purposes of the above, payments will be calculated by use of the return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. At the election of the Investor or the surviving spouse, life expectancy of the surviving spouse may be recalculated annually. In the event the Investor fails to elect the method of distribution to his beneficiary or beneficiaries, such election shall be made by his beneficiary or beneficiaries but no later than November 30th of the year following the year of the Investor's death. If the beneficiary or beneficiaries fail to make such an election in a timely manner, distributions shall be made under item (i), above (or, if the Investor's beneficiary is his or her surviving spouse, under item
(iii), above as if the election set forth under such item (iii) had been made) and, if the beneficiary is the Investor's surviving spouse, by recalculating the life expectancy of such surviving spouse.
3. Notwithstanding any other provision of this Agreement to the contrary, the amount and timing of the distributions from the Account shall satisfy the applicable requirements of Code Sections 408 and 401(a) and the regulations promulgated thereunder.
ARTICLE V
Except in the case of the Investor's death or disability (as defined in Section 72(m)(7) of the Code) or attainment of age 59H, before distributing an amount from the Account the Custodian shall receive from the Investor a declaration of the Investor's intention as to the disposition of the amount distributed.
ARTICLE VI
 1. The Investor agrees to provide information to the Custodian at such time and in such manner and containing such information as may be necessary for the Custodian to prepare any reports required pursuant to Section 408(i) of the Code and the regulations thereunder.
 2. The Investor and the successors of the Investor (including any executor or administrator of the Investor's estate) shall, to the extent permitted by law, indemnify the Custodian and its successors and assigns against any and all claims or actions of the Investor or liabilities of the Custodian to the Investor or the successors or beneficiaries of the Investor whatsoever (including, without limitation, all reasonable expenses incurred in defending against or in settlement of such claims, actions or liabilities) which may arise in connection with this Agreement or the Custodial Account, except those due to the Custodian's own bad faith, gross negligence or willful misconduct. The Custodian shall not be under any duty to take any action not specified in this Agreement unless the Investor shall furnish it with instructions in proper form and such instructions shall have been specifically agreed to by the Custodian, or to defend or engage in any suit with respect hereto unless it shall have first agreed in writing to do so and shall have been fully indemnified to its satisfaction.
 3. The Custodian agrees to submit reports to the Internal Revenue Service and the Investor at such time and in such manner and containing such information as is prescribed by the Internal Revenue Service.
ARTICLE VII
 1. Notwithstanding any other provision of this Agreement to the contrary, the terms and operation of this Agreement shall be subject to the provisions of
Section 408 of the Code.
 2. In the event the Account is established hereunder as part of a SEP established by the Investor's employer pursuant to Section 408(k) of the Code, and if such SEP is an employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as Amended ("ERISA"), this Agreement shall be subject to all of the applicable provisions of Title I of ERISA.
ARTICLE VIII This Agreement shall be amended, from time to time, by Vista Broker-Dealer Services, Inc. (the "Sponsor"), in order to comply with the provisions of the Code and regulations thereunder. Such amendments shall be made upon notice to, but without the consent of, the Investor. Other amendments may be made, from time to time, by the Sponsor but shall be effective only upon the consent of the Investor and the Custodian. The Investor's execution of a new Application Form shall evidence his or her consent to such an amendment.
ARTICLE IX
 1. The Custodian is under no duty to compel the Investor to make any contributions to the Account and shall have no duty to assure that such contributions are appropriate in amount, are deductible by the Investor, or meet any other requirement or law. The Custodian shall not incur any liability or responsibility for any tax imposed on the Investor or the Account resulting from any contribution or distribution.
 2. The Custodian shall deliver, by mail, to the Investor at the Investor's last address of record, all shareholder notices, reports and other materials required or permitted to be given by the Custodian. The Custodian shall vote at all shareholder meetings of the Fund(s) in accordance with written instructions of the Investor to the extent received by the Custodian.
ARTICLE X
The Custodian shall receive such reasonable compensation for its services ("fees") as from time to time are agreed upon by the Investor. Such fees shall be paid by the Investor and shall constitute a charge upon the assets in the Account until paid. Unless otherwise paid, the Custodian shall have the right to sell sufficient shares of any Fund in which the Account assets are invested and apply the proceeds to the payment of its annual fees. The Investor hereby agrees to the schedule of fees of the Custodian in effect at the date of this Agreement, and to any change therein by the Custodian after receipt of notice at least 30 days prior to any such change. Any income taxes or other taxes or penalties of any kind that may be levied or assessed against the Account and all other reasonable administrative expenses incurred by the Custodian with respect thereto, including fees for legal services rendered to the Custodian, may be similarly paid from the assets of the Account and shall not be an obligation of the Custodian. The annual fee in effect on the date of this Agreement is set forth under the Application.
ARTICLE XI
The Custodian may resign upon 30 days' notice to the Investor and may be removed by the Investor upon 30 days' written notice to the Custodian. Upon its resignation or removal, the Custodian shall transfer the assets of the Account in such manner as the Investor shall designate, but in the absence of such designation, the Custodian will use its best efforts to transfer the assets of the Account to a successor Custodian to be held under an Individual Retirement Account qualifying under Section 408 of the Code. In the event the Investor fails to appoint a successor custodian which has accepted its appointment within 30 days after the Custodian's notice of resignation or the Investor's notice of removal of the Custodian, the Custodian shall appoint a successor custodian which satisfies the requirements of Code Section 408(h). The Custodian shall not be liable for the acts or omissions of any such successor custodian.
ARTICLE XII
By separate written document, the Investor may designate a method for payment of benefits in accordance with Article IV of this Agreement and name a beneficiary for the receipt of such benefit in the event of his/her death. Such designations may be changed from time to time by the Investor. Should the Investor die without an effective designation of beneficiary, the Investor's surviving spouse shall be deemed the beneficiary. In the absence of a surviving designated beneficiary and a surviving spouse, the assets of the Account shall be distributed to the Investor's estate in a single payment.
ARTICLE XIII
 1. In the event the Investor's contribution to the Account in any year exceeds $2,000 or such other amount as may be allowed by the Code, the Investor must notify the Custodian in form satisfactory to it that such excess amount is a "rollover contribution," a transfer of assets permitted under Section 2 of
Article I of this Agreement, or a "SEP" contribution under paragraph 3 of
Article I of this Agreement.
 2. A contribution to the Account is deemed to have been made with respect to the preceding taxable year if the contribution is made by the deadline for filing the Investor's income tax return (not including extensions) for such year and if the Investor designates the contribution as a contribution for the preceding taxable year in a manner acceptable to the Custodian. The Custodian will not be liable or responsible for any consequences of postal delays or delays resulting from an incomplete Application or a designation made in an unacceptable form. Applications received by the Custodian postmarked after the deadline and improperly completed applications will be returned to the sender.
ARTICLE XIV
 1. This Agreement and the Custodial Account shall be construed, administered and enforced according to the laws of the State of Missouri.
 2. The Investor and the Custodian evidence their acceptance of this Agreement, and their willingness to be subject to the terms set forth hereunder, by way of
(i) the Investor's execution of the Individual Retirement Account Application attached hereto, and (ii) the Custodian's acceptance of the Application by way of written confirmation to the Investor.
Vista Individual Retirement Account Disclosure Statement
 The following information is provided to you in accordance with the requirements of the Internal Revenue Code (the "Code") and Treasury regulations and should be reviewed in conjunction with the Individual Retirement Custodial Account Agreement (the "Custodial Agreement"), the Application for your IRA (the "Application"), and the prospectus for The Vista Family of Mutual Funds ("Vista") that are allowable investments for your IRA. The provisions of the Custodial Agreement, Application and prospectus govern in any instance where the Disclosure Statement is incomplete or appears to conflict. This Disclosure Statement reflects the provisions of the Code in effect on January 1, 1997. This Disclosure Statement provides a nontechnical summary of the law. Please consult with your advisor for more complete information and refer to IRS Publication 590.
I. IRA STATUTORY REQUIREMENTS
 An IRA is a trust or custodial account established for the exclusive benefit of you and your beneficiaries. Current law requires that your IRA agreement be in writing and that it meet the following requirements:
 1. All contributions must be in cash and, for any taxable year, cannot exceed 100% of your compensation or $2,000, whichever is less, unless the contribution is a rollover contribution or an employer contribution to a simplified employee pension plan ("SEP").
 2. The custodian or trustee must be a bank or other institution or person that is approved by the Internal Revenue Service to administer your IRA in accordance with current tax laws.
 3. None of your IRA assets may be invested in life insurance contracts, or collectibles, or commingled with the assets of other people except in a common trust fund or common investment fund.
 4. Your interest in your IRA account is nonforfeitable.
 5. Distribution from your IRA must be in accordance with certain minimum distribution rules, which are explained in Section VII below.
II. RIGHT TO REVOKE
 You may revoke your IRA at any time within seven days of the time your Application is signed. To revoke your IRA, mail or deliver a written notice stating "I hereby elect to revoke my Vista IRA." Sign your name exactly as it appears on your Application, include your social security number, and mail the notice to the Custodian, Investors Fiduciary Trust Company, c/o Vista Funds, P.O. Box 419392, Kansas City, Missouri 64141-6392.
 Your notice will be considered mailed on the date of postmark, or the date of certification or registration if it is sent by certified or registered mail.
 When Investors Fiduciary Trust Company ("IFTC"), the custodian of your IRA, receives the proper notice of revocation, you will be entitled to a refund of your full IRA contribution, without any adjustment for expenses or market fluctuations. If you have any questions concerning your right of revocation, please call the Custodian at (800) 34-VISTA during regular business hours.
III. ELIGIBILITY
 You may make regular contributions to an IRA if you receive compensation from employment, earnings from self-employment, or alimony, and you have not reached age 70$ by the end of the tax year for which the contribution is made. In addition, if you are married and file a joint tax return, you and your spouse may each make contributions to an IRA whether or not both spouses receive compensation. You may make a rollover contribution to an IRA if you have received an eligible rollover distribution from a qualified retirement plan or tax-sheltered annuity or an eligible distribution from another IRA and complete the rollover within 60 days after receiving the distribution. You may also make a trustee-to-trustee transfer from another IRA. Finally, your employer may contribute to your IRA, and if your employer sponsors a simplified employer pension ("SEP"), your employer can make contributions to a SEP/IRA on your behalf.
IV. CONTRIBUTIONS
 A. Regular Contributions
 You may contribute each year up to $2,000 or 100% of your compensation, whichever is less, to your IRA. If you are married and each spouse establishes an IRA, each spouse may contribute up to $2,000 to his or her IRA as long as the combined compensation of both spouses for the year (as shown on your joint income tax return) is at least $4,000. If the combined compensation of both spouses is less than $4,000, the higher compensated spouse's IRA contribution may be any amount up to the lesser of that spouse's compensation or $2,000. The lower compensated spouse's IRA contribution may be any amount up to the lesser of that spouse's compensation or $2,000. In this case, the lower compensated spouse's IRA contribution may be any amount up to the couple's combined compensation, less the amount contributed to an IRA for the higher compensated spouse.
 If your employer contributes to your IRA, the contribution is treated as compensation paid to you, whether or not the contribution is deductible, unless the contribution is made under a SEP (see below).
 Compensation for these purposes means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered. It includes earned income from self-employment and alimony or separate maintenance payments includable in income. It does not include pension or annuity payments or deferred compensation.
 B. Time for Making Regular Contributions
 You may make regular contributions to your IRA (and/or your spouse may make contributions to your spouse's IRA) anytime during a year, up to and including the due date for filing your tax return for the year (without extensions). No regular contributions may be made to an IRA for the calendar year in which you reach age 70-1/2 or later years. No regular contributions to your spouse's IRA may be made for years in which your spouse is age 70$ or older.
 C. Deductibility
 Regular IRA contributions are fully deductible unless you or your spouse is an active participant in a tax-qualified plan of an employer. If you or your spouse is an active participant in such a plan, then your allowable deduction for regular IRA contributions is reduced or eliminated if your Adjusted Gross Income ("AGI") exceeds certain levels. (If you file separately and are married but live apart from your spouse at all times during the year, you will be considered to be single when applying the following rules regarding deduction limitations.) The deductible amount is determined as follows:
 1. If you (and your spouse) are not active participants in a tax-qualified plan, any contribution up to the maximum amount is deductible.
 2. If you (or your spouse) are an active participant in a tax-qualified plan,
and
  (a) your AGI is $25,000 or less ($40,000 for a married couple filing a joint return and $0 for a married person filing separately), any contribution up to the maximum amount is deductible.
  (b) your AGI is $35,000 or more ($50,000 for a married couple filing a joint return and $10,000 for a married person filing separately), no IRA contribution is deductible.
  (c) your AGI is between $25,000 and $35,000 ($40,000 and $50,000 for a married couple filing a joint return and $0 to $10,000 for a married person filing separately), the deductible amount is reduced. The reduction is $0.20 for each $1.00 of AGI over $25,000 ($40,000 for a married couple filing a joint return and $0 for a married person filing separately). The deduction will not be reduced below $200 unless it is eliminated entirely.
  To the extent that the deductibility of IRA contributions is reduced or eliminated, then nondeductible contributions may be made to your IRA (up to the applicable contribution limit). Earnings on all IRA contributions, whether or not the contributions themselves are deductible, are tax-deferred until receipt. You must designate the amount of nondeductible IRA contributions when filing your tax return for the year. If you overstate the amount of your nondeductible contributions you must pay a $100 penalty, unless you can show that such overstatement was due to reasonable cause. If you fail to report nondeductible IRA contributions you will be subject to a $50 penalty, unless your failure was due to reasonable cause.
 D. Rollover Contributions
  1. Payments from Plans and Tax-Sheltered Annuities that are Eligible for Rollover
  You may make a rollover contribution to your IRA of an "eligible rollover distribution" from an employer tax-qualified plan (an "employer plan") or a tax-sheltered annuity (including a 403(b)(7) account). The administrator of the employer plan or the payor of a distribution from the tax-sheltered annuity should be able to tell you what portion of your payment is an eligible rollover distribution. The following types of payments cannot be rolled over:
  Non-Taxable Payments. In general, only the "taxable portion" of your payment is an eligible rollover distribution. If you have made "after-tax" employee contributions to the plan or annuity, these contributions will be non-taxable when they are paid to you, and they cannot be rolled over. (After-tax employee contributions generally are contributions you made from your own pay that were already taxed.) Payments Spread Over Long Periods. You cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for
<UNDEF> your lifetime (or your life expectancy), or
<UNDEF> your lifetime and your beneficiary's lifetime (or life expectancies),
    or
<UNDEF> a period of ten years or more.
  Required Minimum Payments. Beginning in the year you reach age 70-1/2, a certain portion of your payment cannot be rolled (or transferred) over because it is a "required minimum payment" that must be paid to you.
  2. Direct Rollover
  You can choose a direct rollover of all or any portion of your payment from an employer plan or a tax-sheltered annuity that is an "eligible rollover distribution," as described above. In a direct rollover, the eligible rollover distribution is paid directly from the plan or tax-sheltered annuity to your IRA. If you choose a direct rollover, you are not taxed on a payment until you later take it out of the IRA.
  3. Rollover of Plan Payments Paid To You
  A payment to you of an eligible rollover distribution from an employer plan or tax-sheltered annuity is taxed in the year you receive it unless, within 60 days, you roll it over to an IRA (or another plan that accepts rollovers). If you do not roll it over, special tax rules may apply. If any portion of the payment to you is an eligible rollover distribution, the payor is required by law to withhold 20% of that amount. This amount is sent to the IRS as income tax withholding.
  Sixty-Day Rollover Option. If you have an eligible rollover distribution paid to you, you can still decide to roll over all or part of it to an IRA (or another employer plan that accepts rollovers). If you decide to roll over, you must complete the rollover within 60 days after you receive the payment. The portion of your payment that is rolled over will not be taxed until you take it out of the IRA (or the employer plan).
  You can roll over up to 100% of the eligible rollover distribution, including an amount equal to the 20% that was withheld. If you choose to roll over 100%, you must find other money within the 60-day period to contribute to the IRA or the employer plan to replace the 20% that was withheld. (On the other hand, if you roll over only the 80% that you received, you will be taxed on the 20% that was withheld.)
  See the Special Tax Notice Regarding Plan Payments, that must be provided by the plan administrator or payor of your employer plan or tax-sheltered annuity, for additional information on the rules governing rollover and taxation of plan distributions, or consult your tax advisor for more details.
  You should maintain a separate IRA account for any rollovers of funds from an employer plan if you want to preserve your ability to later roll over these funds and earnings into another employer plan. Similarly, you should maintain a separate account for any rollover of funds from a tax-sheltered annuity.
  If you are the surviving spouse of a deceased plan participant, you can make a rollover to an IRA from a tax-qualified plan of your spouse's employer if you received all or a part of your spouse's share as a result of his or her death. A spouse or former spouse who is a recipient of a distribution made under a qualified domestic relations order may roll over all or part of the distribution.
  Because complex rules apply to distributions and rollovers of payments from employer plans and tax-sheltered annuities, you should seek competent tax advice whenever you contemplate receiving a distribution from a qualified plan or tax-sheltered annuity or an IRA funded by a rollover from a qualified plan or tax-sheltered annuity.
  4. Rollovers from Other IRAs
  You may also make a rollover contribution of amounts held in another IRA. There are no limits on the amount of rollover contributions made to an IRA from another IRA, except you may not roll over (or transfer) any required minimum distribution amount (described in VII.D.). The distribution from the first IRA must be rolled over within 60 days of receipt. Also, after making a rollover of a distribution from one IRA to another IRA, you must wait 12 full months before you can make another IRA-to-IRA rollover.
  5. Tax-Deferral on IRA Rollover or Trustee-to-Trustee Transfer
  An effective rollover allows you to postpone paying taxes on the amount distributed from an employer plan, tax-sheltered annuity or IRA until it is withdrawn from the recipient IRA. You do not report the distribution as income and you do not take a deduction for the rollover contribution. Earnings on your rollover IRA are tax-deferred until receipt. (Similarly, a trustee-to-trustee transfer is not treated as a distribution and the amount transferred and earnings are tax-deferred until receipt.)
 E. SEP Contributions
 If your employer has established a simplified employee pension ("SEP"), your employer may make contributions to your SEP/IRA. If the SEP contains a salary reduction arrangement, you may elect to reduce your salary by up to the lesser of 15% of compensation or $9,500 (indexed annually); and have that amount contributed to your SEP/IRA. The maximum SEP contribution, including salary reduction amounts and employer contributions, is the lesser of 15% of your eligible compensation or $30,000. SEP contributions are not included in your taxable income.
 Please note that the tax law provisions permitting salary reduction SEPs were repealed effective January 1, 1997. Therefore, no further salary reduction SEP contributions are allowed except under salary reduction SEPs that were already in existence on December 31, 1996.
V. EXCESS CONTRIBUTIONS
 Amounts contributed to an IRA which exceed the maximum allowable contribution are treated as "excess contributions" and are subject to a nondeductible 6% penalty tax for each year in which the excess remains in the IRA. Excess contributions may be corrected and the 6% penalty tax avoided by withdrawal of the excess and any earnings thereon before the due date (including extensions) of the tax return for the tax year for which the excess contribution was made. No deduction may be taken for the excess contributions and the earnings must be included in taxable income for the year the contribution was made. The earnings withdrawn may be subject to a 10% premature distribution tax if you are under age 59$. See Section VII.B.
 An excess contribution may be withdrawn after the due date of the tax return (including extensions) with the following consequences:
  (a) If your total contribution for the tax year in which the excess contribution was made is $2,000 or less (or below the limit of your employer's SEP contribution), the excess contribution may be withdrawn without being included in income or being subject to the 10% premature distribution tax. No deduction may be taken for the excess contribution. Any earnings withdrawn will be included in income and may be subject to the premature distribution tax.
  (b) If your total contribution for the tax year in which the excess contribution was made exceeds $2,000 (or, if higher, the limit of your employer's SEP contribution), any excess contribution and any earnings on the excess withdrawn after the due date for tax filing (including extensions), will be includable in income in the year received and will be subject to any 10% premature distribution tax that may apply. Additionally, no deduction may be taken for the excess contribution for the year in which it is made.
  (c) Any excess contribution withdrawn after the due date for the tax filing (including extensions) for the year for which the contribution was made is subject to the 6% penalty tax on the amount of the excess contribution for the taxable year in which it was made and each tax year that it is still in your IRA at the end of the year.
 You may also correct an excess contribution to your IRA by treating the excess amount as contributed to your IRA in a subsequent year to the extent that the excess, when aggregated with your IRA contribution (if any) for the subsequent year, does not exceed the maximum amount for that year. You may be entitled to a deduction for the amount of the excess contribution that is applied in the subsequent year.
VI. INVESTMENT OF ACCOUNT AND FINANCIAL DISCLOSURE
 The assets in your IRA will be invested by IFTC in mutual fund shares of Vista in accordance with your instructions and Article I, Section 1 of the Custodial Agreement.
 Growth in the value of your IRA cannot be guaranteed or projected. However, the income and operating expenses of each allowable investment that you select for your IRA will affect the value of its shares and, therefore, the value of
your IRA.   The Vista prospectus for such shares contains information regarding current income and expenses of each of these investments. Reasonable fees and other expenses of maintaining your IRA may be charged to you or your IRA. The current annual Custodian's fee is set forth in the Application. A new fee may be substituted from time to time as provided in Article X of the Custodial Agreement.
VII. DISTRIBUTIONS
 A. Taxation of Distribution as Ordinary Income
 In general, you must include distributions from your IRA in your gross income for the year in which the distributions are received. There is a 10% additional income tax assessed against premature distributions to the extent such distributions are includable in income, as described in B. below.
 You may exclude from your income that portion of a distribution that constitutes a return of your properly reported nondeductible contributions.
The amount of the distribution excludable from income is the portion that bears the same ratio to the total distribution that your aggregate nondeductible contributions (not distributed in prior years) bear to the balance at the end of the year (calculated after adding back distributions made during the year) of your IRA. For this purpose, all of your IRAs are treated as a single IRA, and all distributions from an IRA during a taxable year are to be treated as one distribution.
 In addition, your gross income does not include any distribution from an IRA that is properly rolled over. Except as provided in D. below, you may roll over all or any part of property received in a distribution of assets, within 60 days of receipt, into another IRA or individual retirement annuity, and maintain the tax-deferred status of such assets. A rollover from one IRA to another may be made once every twelve months. Also, certain qualifying distributions which were rolled over into an IRA from employer tax-qualified plans may be rolled over into another employer tax-qualified plan. (You should seek competent tax advice regarding these rollovers.)
 As explained in Section V, certain distributions of excess contributions are not included in income. In addition, IRA contributions for a taxable year which do not exceed the contribution limits for such year may also be withdrawn without being included in income or being subject to a 10% premature distribution tax, as long as such contributions and earnings thereon are withdrawn prior to the due date (including extensions) of your federal income tax return for the tax year for which the contribution was made. The earnings withdrawn must be included in taxable income for the year in which the contribution was made and may be subject to the 10% premature distribution tax.
 B. Tax on Premature Distributions
 To the extent they are included in income, distributions from your IRA made before you reach age 59$ will be subject to a 10% nondeductible penalty tax (in addition to being taxable as ordinary income). Exceptions to the 10% penalty tax include distributions made on account of your death or disability, and distributions included in a scheduled series of payments over your life expectancy or the joint life expectancies of you and your beneficiary.
 In addition, distributions during a year are not subject to the 10% penalty tax to the extent that the distributions do not exceed the amount of your deductible medical expenses for the year (generally speaking, medical expenses paid during a year are deductible if they are greater than 7$% of your adjusted gross income for the year). Finally, distributions are not subject to the 10% penalty if they do not exceed the amounts you paid for health insurance coverage for yourself, your spouse and dependents. This exception is available only if you have been unemployed and received federal or state unemployment compensation for at least 12 weeks. Distributions during the year in which you received the unemployment compensation or the following year are eligible for this exception, but not any distributions received after you have been reemployed for at least 60 days.
 C. Tax on Excess Distributions
 There is a 15% excise tax assessed against annual distributions from tax-favored retirement plans, including IRAs, which exceed $155,000 (this amount is for 1996; it is $160,000 for 1997 and is indexed annually for future cost-of-living changes). To determine whether you have distributions in excess of this limit, you must aggregate the amounts of all distributions received by you during the calendar year from all retirement plans, including IRAs.
Certain individuals with account balances or accrued benefits equal to at least $562,500 as of August 1, 1986, may have made an election to protect the August 1, 1986 balance from the 15% additional tax. Please consult with your tax advisor for more complete information, if you made such an election.
 Under the current tax laws, the 15% excise tax described in the preceding paragraph will not apply to withdrawals from your IRA by you during the calendar years 1997, 1998 and 1999 (or to distributions from other kinds of retirement plans). However, a related 15% excise tax on certain excess amounts remaining in your IRAs or retirement plan accounts upon your death continues to apply during these calendar years. Consult your tax adviser to determine whether it would be advantageous for you to make withdrawals from your IRA (or receive distributions from other retirement plan accounts) during this three-year period.
 D. Required Minimum Distributions
  1. During Your Life
  The minimum distribution rules require that for your "70-1/2 year," and each year thereafter, you must make withdrawals from your IRA accounts that are at least equal to the "minimum distribution." Your 70$ year is the calendar year that contains the date six months after your 70th birthday.
  Generally, you must withdraw an amount at least equal to the minimum distribution by December 31 of each year. However, for your 70$ year, you may wait to withdraw the minimum distribution until April 1 of the following year. (This means that if you wait to make your withdrawal for the 70$ year until April 1 of the following year, your total withdrawal in that year must equal the minimum distributions for two years - a withdrawal by April 1 that is equal to the minimum distribution for the 70-1/2 year and a second withdrawal by December 31 that is equal to the minimum distribution for that year. In each year thereafter, you must withdraw the minimum distribution for the year by December 31.)
  The amount of the minimum distribution is usually determined by dividing the account balance of your IRA, as of December 31 of the prior year, by a divisor (determined by Internal Revenue Service actuarial tables) that is based on your life expectancy or the joint life and last survivor expectancy for you and your designated beneficiary. See Article IV of the Custodial Agreement for a more detailed explanation of how to calculate the minimum distribution. The distributions must also satisfy the minimum distribution incidental benefit rule, which generally will require distributions over a period less than the joint and last survivor expectancy of you and your designated beneficiary unless your beneficiary is your spouse or is no more than ten years younger than you. The IRS provides tables for determining the distribution needed to satisfy incidental benefit requirements.
  The minimum distribution required must be calculated separately for each IRA you own, but the amounts so determined may be totaled and taken from any one or more of your IRAs.
  You will be subject to a 50% excise tax on the amount by which the distribution you actually received in any year falls short of the minimum distribution required for the year.
  You may take your distribution in:
<UNDEF> a lump sum;
<UNDEF> equal or substantially equal payments over a specified period no longer than your life expectancy or the joint life and last survivor expectancy of you and your designated beneficiary.
  Also, as described in Section VII.A., you may roll over an eligible distribution to purchase an individual retirement annuity payable in equal or substantially equal payments over your life or the joint and last survivor lives of you and your designated beneficiary. (See Article IV of the Custodial Agreement and IRS Publication 590 for a full description of permissible distribution methods.)
  2. After Your Death
  If you die before you reach age 70-1/2, distribution must be made to your beneficiary by December 31 of the fifth year following the year of your death unless, by December 31 of the year following your death, your designated beneficiary begins receiving distributions over a period not extending beyond your beneficiary's life expectancy. When your beneficiary is your spouse, however, distributions can be postponed until December 31 of the year in which you would have reached age 70-1/2, at which time your spouse must take them over a period not extending beyond his or her life expectancy. See Article IV of the Custodial Agreement and IRA Publication 590 for a more detailed explanation of how to calculate the minimum distribution.
  If you die after your required beginning date, the balance in the Custodial Account must continue to be paid at least as rapidly as under the method of payment being used prior to your death.
  If your beneficiary is your spouse, your beneficiary can elect to treat your IRA as his or her own IRA.
  The minimum distribution required must be calculated separately for each IRA you own, but the amounts so determined may be totalled and taken from any one or more IRAs.
  A payee is subject to a 50% excise tax on the amount by which a distribution for the year falls short of the minimum distribution required.
  Your beneficiary may take his or her distribution in:
<UNDEF> a lump sum;
<UNDEF> equal or substantially equal payments over a specified period no longer than his or her life expectancy.
  Also, as described in Section VII.A., a spousal beneficiary may roll over a lump sum distribution to purchase an individual retirement annuity payable in equal or substantially equal payments over his or her life expectancy. (See
Article IV of the Custodial Agreement and IRS Publication 590 for a full description of permissible distribution methods.)
  3. Further Information. This explanation only summarizes the minimum distribution rules. Other rules and exceptions may apply to you that are not discussed in this summary, including rules which, in some cases, would prevent you from using certain options described above. You should consult your personal tax advisor or IRS Publication 590 for more detailed information.
VIII.  LOSS OF TAX-EXEMPT STATUS OF IRA
  If you engage in any of the prohibited transactions listed in Section 4975 of the Code (such as any sale, exchange, or leasing of any property between you and your IRA) or if you take a loan from your IRA, your account will be disqualified and the entire balance of your account will be treated as if it had been distributed to you as of the first day of the year in which the prohibited transaction occurred. The fair market value of your IRA will be included in income in the year the prohibited transaction takes place and, if you are under age 59$ at the time, you may be subject to the 10% penalty tax on premature distributions. Should you or your beneficiary pledge all or any portion of your IRA as security for a loan, the portion so pledged will be treated as if distributed to you, will be included in your income, and may be subject to the 10% premature distribution penalty during the year in which the pledge occurred.
IX. OTHER TAX CONSIDERATIONS
 A. Federal Income Tax Withholding
 Federal income tax will be withheld on amounts distributed from your IRA unless you elect not to have withholding apply. Generally, tax will be withheld at a 10% rate. At the time of distribution from your IRA, you will be notified of your right to elect not to have withholding apply and will be provided with the appropriate election form. If your IRA distribution is to be delivered outside of the U.S., you may elect not to have withholding apply only if you certify to the Custodian that you are not a U.S. citizen residing overseas or a "tax avoidance expatriate" as described in Section 877 of the Internal Revenue Code. (The distribution may also be subject to state withholding laws.)
 B. Distribution not Eligible for Lump-Sum Averaging or Capital Gains Treatment No distribution to you or anyone else from your account can qualify for capital gains treatment under the federal income tax laws or for the five- or ten-year averaging available with respect to certain lump sum distributions from other types of retirement plans. The distribution is taxed to the person receiving it as ordinary income.
 C. Gift Tax
 If you elect during your lifetime to have all or any part of your account payable to a beneficiary at or after your death, the election will not subject you to any gift tax liability.
 D. Reporting for Tax Purposes
 You must report deductible IRA contributions and distributions on your tax Form 1040 or 1040A for the taxable year in which the contributions or distributions were made. If you make any nondeductible contributions, you must include the amount of such nondeductible contributions and the aggregate account balance of all your IRAs as of the end of the calendar year on Form 8606. Additional reporting is required in the event that special taxes or penalties described herein are due. You must file Form 5329 with the IRS for each taxable year in which the contribution limits are exceeded, a premature distribution takes place, less than the required minimum amount is distributed from your IRA, or excess distributions are made.
X. IRS APPROVAL & INFORMATION
 The Custodial Agreement which governs your IRA has been approved by the IRS as to its form. Such IRS approval is a determination as to form only and does not represent a determination of the merits of your account. This Disclosure Statement provides only a summary of the laws governing IRAs. You should consult your personal tax advisor or IRS Publication 590, Individual Retirement Arrangements, for more detailed information. This publication is available from your local IRS office or by calling 1-800-TAX-FORM.